Revised and Adopted December 4, 2013

                                             CODE OF BUSINESS CONDUCT AND ETHICS


A MESSAGE FROM OUR PRESIDENT
----------------------------

      We at Patriot Transportation Holding, Inc., conduct business in strict compliance with both the letter and the spirit of the law and with an unwavering commitment to the highest standards of business and personal ethics. Our Code of Business Conduct and Ethics (the "Code") reflects these basic principles, but no code of conduct alone can address every possible situation or assure compliance with these standards. Each of our employees plays an important role in assuring compliance and in providing ethical leadership.

      An uncompromising adherence to ethical excellence is integral to creating and sustaining the necessary strong foundation on which Patriot's success is built and on which Patriot can grow and prosper.

      Each Patriot employee is responsible for the consequences of his or her actions. We must be honest and ethical in our personal conduct as well as being guardians of Patriot's high ethical standards.

      Leaders in Patriot have the extra responsibility of setting an example by their personal conduct and attitude that conveys our ethical values. That example leads us to treat employees, customers, prospects, suppliers and competitors - with equal honesty and respect.

      If you are unsure in any circumstance of the appropriate action, take advantage of our open door policy and raise your concerns with management. If you are still uncomfortable, follow the processes outlined in this Code.


Thompson S. Baker II
President and Chief Executive Officer
Patriot Transportation Holding, Inc.


APPLICABILITY
-------------

      This Code applies to, Patriot Transportation Holding, Inc. and each of our subsidiaries, including:

      - Florida Rock & Tank Lines, Inc.;
      - FRP Development Corp.; and
      - Florida Rock Properties, Inc.

In this Code, the terms "we," "our," "Patriot" and the "Company" refer to Patriot Transportation Holding, Inc. and each of its subsidiaries. Each reference to our employees includes the employees of each of our subsidiaries.

      This Code cannot address every situation which may arise in the course of business dealings. We expect our directors, officers and employees to use good judgment, high ethical standards, honesty and common sense in carrying out their duties and responsibilities.

      If you are a supervisor or manager, you are responsible and accountable for ensuring that your employees understand and comply with this Code.

      As part of Patriot's commitment to ethics and compliance, all directors, officers and employees of Patriot and its affiliated companies have a duty to promptly report any actual or suspected misconduct. Failure to fulfill this duty is a violation of this Code and may result in disciplinary measures up to and including dismissal in appropriate cases.

CONFLICTS OF INTEREST
---------------------

      Directors, officers and employees are expected to act and to make decisions that are in Patriot's best interests and to avoid any situation which may present a potential or actual conflict between the interests of Patriot and their own personal interests.

      A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with Patriot's interests. No director, officer or employee should take any action that may make it difficult for any such individual to perform his or her duties, responsibilities and services in an objective and effective manner. No director, officer, or employee is allowed to work for or provide services to any business engaged in any of the following activities: (i) bulk tank transportation; (ii) ownership of construction aggregates facilities for the purpose of leasing such facilities to quarry operators in return for rental and royalty income; or
(iii) acquisition, construction, leasing and managing land and commercial buildings in the Baltimore, Maryland/Washington, D.C. area (collectively, the "company business"). No director, officer or employee, or any member of his or her immediate family, may accept employment with any entity or acquire a financial interest in any entity (excluding any entity in which such person holds not more than 5% of any class of stock, if such stock is listed on a national securities exchange) doing business with Patriot if the employment or interest would conflict with the individual's performance of his or her duties and responsibilities to Patriot.

      A conflict of interest also arises when a director, officer or employee, or any member of his or her family, receives improper personal benefits as a result of his or her position with Patriot. In addition, Patriot is strictly prohibited from extending any personal loans to, or guaranteeing the personal obligations of, any director or officer.

      Any director, officer or employee who may have a potential or apparent conflict of interest with the Company immediately should contact and provide to the Chief Financial Officer of the Company a written description of such actual or potential conflict of interest. Directors, officers and employees who fail to disclose all such conflicts of interest are subject to discipline, including dismissal.

COMPETITION AND FAIR DEALING
----------------------------

      We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Patriot personnel should endeavor to respect the rights of and deal fairly with our tenants, customers, suppliers, competitors and employees. Our personnel should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

      The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations or any gift policy that we may adopt from time to time. No employee should ever under any circumstances request a gift or free services from a vendor. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

CORPORATE OPPORTUNITIES
-----------------------

      Directors, officers and employees are strictly prohibited from: (i) taking for themselves or personally benefiting from, opportunities that are discovered through the use of Company property, information or his or her position with the Company, (ii) using Company property, information, or his or her position with the Company for personal gain, and (iii) competing with the Company.

      Directors, officers and employees owe a duty to the Company to advance its legitimate interests when a corporate opportunity arises. If a director, officer or employee is presented with a business opportunity competitive with the "company business" (as that term is defined in the Section of this Code titled "Conflicts of Interest") from which the Company could, in the course of its business, profit, such individual must present the opportunity to the President of the Company.

CONFIDENTIALITY
---------------

      Our success is highly dependent on maintaining the integrity of our confidential information and ensuring that such information is used only for its intended purposes. We often enter into confidentiality agreements with our customers in which we agree to preserve the confidentiality of their confidential information. Directors, officers and employees must maintain, and not improperly use or disclose, the confidentiality of information entrusted to them by us (including confidential information of our customers), except when such disclosure is mandated by the law. Confidential information includes all non-public information that might be useful to our competitors or harmful to us or our customers, if disclosed.

PROTECTION AND PROPER USE OF THE COMPANY'S ASSETS
-------------------------------------------------

      Employees should protect our assets, including computers and related information technology assets, and ensure their efficient and effective use. Theft, loss, misuse, carelessness and waste have a direct impact on our success and profitability. We have acquired our assets for the sole purpose of conducting our business and operations. Our assets may not be used for personal benefit and may not be sold, loaned, given away, or disposed of without proper authorization. All of our assets should be used only for legitimate purposes and in accordance with established Company policies.

ACCURATE AND COMPLETE ACCOUNTING
--------------------------------

      Our accounting records must follow generally accepted accounting principles (GAAP) and other laws and regulations such as those of the Internal Revenue Service and the Securities and Exchange Commission. Laws and regulations require us to have and maintain internal controls to ensure the integrity of its financial statements. You are required to adhere to the following policies:

      - All financial transactions (such as sales, leases or purchases) must be recorded truthfully, accurately, in a timely fashion and in sufficient detail so that our accounting records are reliable and fairly reflect the nature of the transactions.

      - You may not make any false or misleading entries or maintain any unrecorded or secret fund, reserve, asset or account for any purpose.

      - You may not make any payment or transfer of funds or assets for any purpose other than that described in the documents supporting the payment or transfer.

      - No invoices believed to be false or fictitious may be paid.

      - It is unlawful for you to fraudulently induce, coerce or mislead our independent public accountants to make our financial statements misleading. Suspected breaches of improper treatment of an accounting transaction must be reported and investigated. We will not retaliate against any employee for filing a good faith complaint or for cooperating in an investigation of an alleged violation and will not tolerate or permit retaliation by management, employees or co-workers.

RECORD RETENTION
----------------

      We will retain all books, records and statements in accordance with our record retention policies and all applicable laws and regulations. In some cases, it is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to litigation or a government investigation, including not only formal reports but all less formal data such as e-mails, expense reports and internal memos. If you are informed that information in your possession is the subject of litigation or a government investigation, or if you have other reasons to believe that such information may be involved in a judicial proceeding, no matter whether you think it is relevant or not, you are prohibited from making any effort to alter, destroy, modify or conceal that information.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS
-------------------------------------------

      Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All Company personnel must respect and obey the laws of the cities, states and countries in which we operate. This includes, but is not limited to, laws on bribery and kickbacks, illegal political contributions and antitrust laws. Although not all Company personnel are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

INSIDER TRADING
---------------

      Directors, officers and employees must not trade in the securities of the Company or any other entity on the basis of non-public, confidential information acquired as a result of his or her position with the Company. "Insider trading" is a serious criminal offense and constitutes an unethical behavior. Insider trading occurs, for example, when a person trades securities while in possession of material, non-public information about the company involved. Information is "material" if it would affect an average person's decision whether to buy, hold or sell a security. Information is "non-public" if it has not been released to or absorbed by the investing public.

      We strictly prohibit and will not tolerate insider trading by our directors, officers or employees. Please refer to our "Securities Trading Policy" for more information on our insider trading policies. If a question arises regarding the Securities Trading Policies, contact the Chief Financial Officer at (904) 858-9164 for assistance.

REPORTING OF UNETHICAL BEHAVIOR AND ACCOUNTING MATTERS
------------------------------------------------------

      We encourage our directors, officers, and employees to talk with supervisors, managers, senior executive officers, committee members or any other appropriate person if there is any doubt about the best course of action for any particular situation. In addition, all directors, officers and employees should report all violations of any law, rule, regulation, listing standard or provisions of this Code. If the matter cannot be reported to these persons, then the individual should contact the Compliance Hotline at 1-800-750-4972 at any time.

      We encourage our directors, officers and employees to report any concerns they may have regarding questionable accounting or auditing matters. We have established controlled procedures to ensure that all such reports are confidential and anonymous.

      No director, officer or employee will suffer retaliation in any form for reporting concerns in good faith. We will take appropriate corrective and/or disciplinary action against any person who retaliates against any director, officer or employee who reports a suspected violation of any law, rule, regulation, listing standard, or provision of this Code.

COMPLIANCE AND WAIVERS
----------------------

      We require our directors, officers and employees to strictly comply with this Code. Failure to comply may subject these persons to disciplinary action, including dismissal, as well as possible civil and criminal action.

      The Board of Directors may grant to any director, officer or employee a waiver of any provision set forth in this Code. Any such waiver may be granted in the reasonable discretion of the Board of Directors. All such waivers granted to any officer or director must be promptly disclosed to the shareholders of the Company and as otherwise required by applicable laws and listing standards.